Exhibit 99.1

Contact: Walter H. Hasselbring, III
 (815) 432-2476

IF BANCORP, INC. ANNOUNCES RESULTS FOR SECOND QUARTER
OF FISCAL YEAR 2021

Watseka, Illinois, January 29, 2021 - IF Bancorp, Inc. (NASDAQ: IROQ) (the “Company”) the holding company for Iroquois Federal Savings and Loan Association (the “Association”), announced unaudited net income of $1.5 million, or $0.48 per basic and diluted share, for the three months ended December 31, 2020, compared to net income of $964,000, or $0.32 per basic share and $0.31 per diluted share, for the three months ended December 31, 2019.
For the three months ended December 31, 2020, net interest income was $5.1 million compared to $4.3 million for the three months ended December 31, 2019.  We recorded a credit for loan losses of $(49,000) for the three months ended December 31, 2020, compared to a credit for loan losses of $(30,000) for the three months ended December 31, 2019.  Interest income decreased to $6.2 million for the three months ended December 31, 2020, from $6.8 million for the three months ended December 31, 2019.  Interest expense decreased to $1.2 million for the three months ended December 31, 2020, from $2.4 million for the three months ended December 31, 2019.  Non-interest income increased to $1.5 million for the three months ended December 31, 2020, from $1.2 million for the three months ended December 31, 2019.  Non-interest expense increased to $4.5 million for the three months ended December 31, 2020, from $4.3 million for the three months ended December 31, 2019.  Provision for income tax increased to $571,000 for the three months ended December 31, 2020, from $372,000 for the three months ended December 31, 2019.
The Company announced unaudited net income of $2.8 million, or $0.92 per basic share and $0.91 per diluted share for the six months ended December 31, 2020, compared to $2.1 million, or $0.65 per basic share and $0.64 per diluted share for the six months ended December 31, 2019.  For the six months ended December 31, 2020, net interest income was $9.9 million compared to $8.9 million for the six months ended December 31, 2019.  We recorded a provision for loan losses of $266,000 for the six months ended December 31, 2020, compared to a credit for loan losses of $(84,000) for the six months ended December 31, 2019.  This increase was primarily the result of an increase in risk associated with outstanding loans due to a change in portfolio mix and, to a lesser extent, additional reserves for all loans that remain under temporary COVID-19 modifications.  The increase in reserves was partially offset by the addition of SBA Paycheck Protection Program (PPP) loans that do not require a reserve since they are 100% guaranteed by the U.S. government.  While we have closed 305 SBA PPP loans representing $26.3 million in funding, after SBA forgiveness, we have 191 loans totaling $17.4 million remaining in our portfolio at December 31, 2020.
Interest income decreased to $12.5 million for the six months ended December 31, 2020, from $13.8 million for the six months ended December 31, 2019.  Interest expense decreased to $2.6 million for the six months ended December 31, 2020 from $4.9 million for the six months ended December 31, 2019.  Our interest income could be reduced in the future due to COVID-19.  In keeping with guidance from our regulators, we are executing payment deferrals for our lending clients that are adversely affected by the pandemic.  At December 31, 2020, we have 169 loans with current balances of $85.7 million that have received COVID-19 modifications.  These modifications allow borrowers to pay interest only for up to six months.  As of December 31, 2020, 148 of these loans totaling $58.5 million have returned to principal and interest payments, leaving 21 loans for $27.2 million still under temporary modifications.
Non-interest income increased to $3.2 million for the six months ended December 31, 2020, from $2.3 million for the six months ended December 31, 2019.  The increase in non-interest income was mostly due to an increase in gain on sale of loans as a result of a significant increase in refinance activity stimulated by a low interest environment, and also by an increase in gain on sale of available-for-sale securities.  Non-interest expense increased to $9.0 million for the six months ended December 31, 2020 from $8.5 million for the six months ended December 31, 2019.  Provision for income tax increased to $1.1 million for the six months ended December 31, 2020, from $787,000 for the six months ended December 31, 2019.
Total assets at December 31, 2020 were $713.4 million compared to $735.5 million at June 30, 2020.  Cash and cash equivalents decreased to $7.7 million at December 31, 2020, from $33.5 million at June 30, 2020.  Investment securities increased to $167.6 million at December 31, 2020, from $162.4 million at June 30, 2020.  Net loans receivable decreased to $506.8 million at December 31, 2020, from $509.8 million at June 30, 2020.  Deposits decreased to $587.4 million at December 31, 2020, from $601.7 million at June 30, 2020.  Total borrowings, including repurchase agreements, decreased to $31.6 million at December 31, 2020 from $41.2 million at June 30, 2020.  Stockholders’ equity increased to $84.9 million at December 31, 2020 from $82.6 million at June 30, 2020.  Equity increased due to net income of $2.8 million, and ESOP and stock equity plan activity of $284,000, partially offset by a decrease of $270,000 in accumulated other comprehensive income, net of tax, and the payment of approximately $454,000 in dividends to our shareholders.

IF Bancorp, Inc. is the savings and loan holding company for Iroquois Federal Savings and Loan Association (the “Association”).  The Association, originally chartered in 1883 and headquartered in Watseka, Illinois, conducts its operations from seven full-service banking offices located in Watseka, Danville, Clifton, Hoopeston, Savoy, Bourbonnais, and Champaign, Illinois and a loan production and wealth management office in Osage Beach, Missouri.  The principal activity of the Association’s wholly-owned subsidiary, L.C.I. Service Corporation, is the sale of property and casualty insurance.
This press release may contain statements relating to the future results of the Company (including certain projections and business trends) that are considered "forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). Such forward-looking statements may be identified by the use of such words as "believe," "expect," "anticipate," "should," "planned," "estimated," "intend" and "potential." For these statements, the Company claims the protection of the safe harbor for forward-looking statements contained in the PSLRA.
 The Company cautions you that a number of important factors could cause actual results to differ materially from those currently anticipated in any forward-looking statement. Such factors include, but are not limited to: prevailing economic and geopolitical conditions, including as a result of the COVID-19 pandemic; changes in interest rates, loan demand, real estate values and competition; changes in accounting principles, policies, and guidelines; changes in any applicable law, rule, regulation or practice with respect to tax or legal issues; and other economic, competitive, governmental, regulatory and technological factors affecting the Company's operations, pricing, products and services and other factors that may be described in the Company’s annual report on Form 10-K and quarterly reports on Form 10-Q as filed with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this release, and, except as may be required by applicable law or regulation, the Company assumes no obligation to update the forward-looking statements or to update the reasons why actual results could differ from those projected in the forward-looking statements.

Selected Income Statement Data
(Dollars in thousands, except per share data)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2020	2019	2020	2019
	(unaudited)
Interest and dividend income	$6,238	$6,789	$12,503	$13,797
Interest expense	1,188	2,448	2,565	4,870
Net interest income	5,050	4,341	9,938	8,927
Provision (credit) for loan losses	(49)	(30)	266	(84)
Net interest income after provision for loan losses	5,099	4,371	9,672	9,011
Non-interest income	1,463	1,223	3,214	2,291
Non-interest expense	4,528	4,258	9,009	8,451
Income before taxes	2,034	1,336	3,877	2,851
Income tax expense	571	372	1,083	787

Net income (loss)	$1,463	$964	$2,794	$2,064

Earnings (loss) per share (1)
Basic	$0.48	$0.32	$0.92	$0.65
Diluted	$0.48	$0.31	$0.91	$0.64
Weighted average shares outstanding (1)
Basic	3,035,898	3,042,630	3,033,492	3,173,685
Diluted	3,072,496	3,099,912	3,057,633	3,228,463
			footnotes on following page

Performance Ratios
	For the Six Months Ended December 31, 2020	For the Year Ended June 30, 2020
	(unaudited)
Return on average assets	0.77%	0.61%
Return on average equity	6.66%	5.30%
Net interest margin on average interest earning assets	2.86%	2.75%

Selected Balance Sheet Data
(Dollars in thousands, except per share data)

	At December 31, 2020	At June 30, 2020
	(unaudited)
Assets	$713,399	$735,517
Cash and cash equivalents	7,665	33,467
Investment securities	167,551	162,394
Net loans receivable	506,786	509,817
Deposits	587,365	601,700
Federal Home Loan Bank borrowings, repurchase agreements and other borrowings	31,571	41,238
Total stockholders’ equity	84,918	82,564
Book value per share (2)	26.21	25.48
Average stockholders’ equity to average total assets	11.52%	11.55%

Asset Quality
(Dollars in thousands)

	At December 31, 2020	At June 30, 2020
	(unaudited)
Non-performing assets (3)	$674	$1,095
Allowance for loan losses	6,449	6,234
Non-performing assets to total assets	0.09%	0.15%
Allowance for losses to total loans	1.26%	1.21%
Allowance for losses to total loans excluding PPP loans (4)	1.30%	1.27%

(1)	Shares outstanding do not include ESOP shares not committed for release.
(2)	Total stockholders’ equity divided by shares outstanding of 3,240,376 at both December 31, 2020, and June 30, 2020.
(3)	Non-performing assets include non-accrual loans, loans past due 90 days or more and accruing, and foreclosed assets held for sale.
(4)	Paycheck Protection Program (PPP) loans are administered by the SBA and are fully guaranteed by the U.S. government.